Exhibit 99.1

Biodel’s BIOD-123 Achieves Primary Endpoint in Phase 2 Clinical Trial Demonstrating Glycemic Control Comparable to Humalog®

Conference Call and Webcast Will be Held Monday, September 9th, at 8:00 a.m. EDT

DANBURY, Conn., September 8, 2013 (GLOBE NEWSWIRE) - Biodel Inc. (Nasdaq: BIOD) today announced preliminary results from Study 3-201, a Phase 2 clinical study of BIOD-123, an investigational ultra-rapid-acting mealtime insulin, in patients with type 1 diabetes. BIOD-123 achieved the primary endpoint of non-inferiority for HbA1c relative to insulin lispro, a widely prescribed rapid acting mealtime insulin analog marketed as Humalog®.

Highlights

Compared to Humalog®, BIOD-123 demonstrated:

•	Achievement of primary efficacy endpoint; demonstration of non-inferiority in change from baseline HbA1c
•	Comparable weight gain, mean hypoglycemia event rates and postprandial glucose excursions over the entire treatment period with some notable trends in favor of BIOD-123 in weight gain during the stable dosing period, median hypoglycemia event rates and postprandial glucose excursions to a liquid meal challenge test
•	Comparable safety and adverse event profiles with the exception of an increased frequency of injection site pain associated with BIOD-123 which appears to be clinically minor, was short-lived and did not result in patient dropouts

Dr. Alan Krasner, chief medical officer of Biodel stated: “BIOD-123 has passed the first and most critical test—showing that HbA1c non-inferiority can be achieved in a multi-dose outpatient setting. This study provides a rich database which will be used to explore how two insulins with distinct pharmacodynamic profiles can influence a number of important clinical outcomes. Continued analysis of this database will be invaluable in our development of BIOD-123 and other meal-time insulin candidates.”

Dr. Errol De Souza, president and chief executive officer of Biodel stated: “The establishment of non-inferiority in HbA1c of BIOD-123 versus Humalog® in this study gives us a high level of confidence that BIOD-123 could achieve this primary endpoint for FDA approval in larger pivotal studies. We look forward to completing the full analysis of the results, sharing the data

Exhibit 99.1

with experts and potential partners to obtain feedback and preparing for an end of Phase 2 meeting with the FDA to define the path forward.”

About Study 3-201

Design

Study 3-201 is a Phase 2, open-label, parallel group study conducted at 32 centers in the U.S. In the trial, 132 patients with type 1 diabetes and HbA1c levels between 6.5–8.5% were randomized to receive either BIOD-123 or Humalog® to use as their mealtime insulin during an 18-week treatment period. Both arms of the study used insulin glargine, sold as Lantus®, as the basal insulin. Following randomization, subjects entered a 6-week dose titration period during which basal insulin and then prandial insulin doses were to be titrated in order to reach standard American Diabetes Association (ADA) recommended pre-prandial glucose targets. Upon completion of the titration period, subjects entered a “relative stable dosing period” for an additional 12 weeks.

Secondary endpoints include hypoglycemic events measured and analyzed according to ADA Workshop recommendations, weight recorded at multiple time points and postprandial glucose excursions measured in multiple ways including a liquid meal challenge test, 10-point glucose profiles, continuous glucose monitoring profiles and routine self-monitoring of blood glucose (SMBG) levels throughout the study. The study was powered to demonstrate non-inferiority of HbA1c. As is typical with a Phase 2 Study, the goal with respect to the secondary measures was to look for initial trends that would assist in the design of future studies. Endpoints were analyzed primarily using the day of randomization as baseline. These analyses involve data from the entire 18-week treatment period, including the initial 6-week titration phase. Secondary analyses were also performed using Week 6 (the end of the dose titration period) values as baseline. These results assess changes during the 3 month stable dosing period.

Demographics

Sixty six (66) subjects were randomized into each arm of the study. A central randomization process was utilized. At baseline, mean HbA1c was balanced between treatment groups: 7.36% in the BIOD-123 group and 7.33% in the Humalog® group. Several between-group imbalances were noted in the baseline characteristics of the randomized subjects. The mean age in the BIOD-123 group was 48.8 years compared to 41.3 years in the Humalog® group. The mean duration of diabetes was 25.8 years in the BIOD-123 group compared to 20.5 years in the

Exhibit 99.1

Humalog® group. 50.8% of the subjects in the BIOD-123 group were female compared to 28.8% in the Humalog® group. The mean weight in the BIOD-123 group was 78.6 kg compared to 84.3 kg in the Humalog® group, likely related to the difference in gender make-up between the two groups. Body mass index (BMI), however, was more closely balanced at baseline: 26.8 kg/m2 in the BIOD-123 group and 27.0 kg/m2 in the Humalog® group. Subjects randomized to the BIOD-123 arm were treated at the beginning of the study with an average of 52.4 units (0.64 units/kg) of insulin, and those randomized to Humalog® were treated with 60.2 units (0.71 units/kg) of insulin.

The randomization was performed properly and the observed baseline imbalances occurred by chance in this Phase 2 study with limited sample size. The baseline imbalances do not affect the conclusion of non-inferiority of HbA1c. Some gender-based differences in weight change were observed. The effect of gender and possible dose imbalances on other secondary variables are under investigation.

Results

The primary objective of the study was to demonstrate non-inferiority in change from baseline HbA1c, defined as the upper bound of the 95% confidence interval around change from baseline HbA1c < 0.40%. The mean HbA1c change from baseline in the BIOD-123 group was –0.08 ± 0.064% and –0.25 ± 0.063% in the Humalog® group. The 95% confidence interval (–0.01, 0.35) of the between group difference in change from baseline HbA1c did not exceed the pre-determined threshold of 0.40%, thereby establishing non-inferiority. HbA1c change during the stable dosing period was similar in both treatment arms. During this period, the mean change in HbA1c in the BIOD-123 group was -0.01% and in the Humalog® group was +0.02%.

Hypoglycemia frequencies and mean event rates were not statistically significantly different between groups. However, in the most frequent forms of hypoglycemia reported, median event rates appear to be lower in the BIOD-123 group compared to Humalog®. This observation requires further investigation.

Baseline weights were substantially different between groups, however, the change from baseline in weight was not significantly different; both groups gained on average 1.0 kg over the course of the study. During the 6-week titration period, patients in the BIOD-123 group gained an average of 0.94 ± 0.31 kg, and patients in the Humalog® group gained an average of 0.43 ±

Exhibit 99.1

0.35 kg. In contrast, during the subsequent stable dosing period of 12 weeks, patients in the BIOD-123 group gained an average of 0.10 kg compared to 0.60 kg in the Humalog® group. This beneficial weight trend in favor of BIOD-123 during the stable dosing period was observed in both genders, yet was more pronounced in females in which a small weight loss was observed.

Postprandial glucose was measured using multiple methods, generating a dataset of more than 1.5 million data points, many of which are still being analyzed. Postprandial glucose excursions are defined as the change in glucose concentration from before to after a meal. In the liquid meal challenge test, the average baseline glucose values of 177.3 mg/dl were higher in the BIOD-123 group compared to 148.3 mg/dl in the Humalog® group. The maximal postprandial glucose excursion of 71.8 mg/dl was significantly lower in the BIOD-123 group compared the 92.6 mg/dl maximal glucose excursion in the Humalog® group; this difference was significant at p=0.034. Additional statistical analysis indicates that this significant difference in excursion is not due to the differences in baseline glucose or gender.

Initial overall analyses show mostly no differences in 10-point SMBG or continuous glucose monitoring profiles. Some time points show lower postprandial glucose values in the Humalog® arm. Additional analyses of within-patient glucose excursions are pending.

Overall, the adverse event profile between treatment groups appears to be balanced with the exception of injection site pain. Drop-out rates in the two arms of the study were similar. No patients in either the BIOD-123 or Humalog® arm reported an incidence of severe pain or dropped out of the study because of injection site pain. One patient (1.5%) in the BIOD-123 arm reported a single incidence of moderate pain, compared to none in the Humalog® arm. Nine patients (13.8%) in the BIOD-123 group reported at least one episode of mild injection site pain during the study compared to 1 patient (1.5%) in the Humalog® group. Six out of 10 patients reporting discomfort with BIOD-123 had complete resolution during the course of the study while continuing study drug. It was noted that about half of the patients in the study reporting injection site pain were from 2 out of 32 investigative sites, with patients from 25 out of 32 sites reporting no injection site pain. Injection site pain associated with BIOD-123 was not a medically important safety issue and was greatly improved relative to that associated with VIAject™.

Exhibit 99.1

Conference Call and Webcast Information

Biodel's senior management will host a conference call on Monday September 9, 2013 beginning at 8:00 a.m. Eastern Daylight Time to discuss these results. A live audio and visual webcast of the conference call will be available to investors, members of the news media and the general public by going to http://investor.biodel.com/eventdetail.cfm?eventid=134355. To access audio only by telephone, dial +1 (877) 303-8025 (United States) or +1 (760) 536-5162 (international). An archived version of the webcast will be available on Biodel's website. Interested parties may also access an audio replay by dialing (855) 859-2056 (US) or (404) 537-3406 (International) and entering conference ID number 53679974.

About Biodel Inc.

Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. Biodel's product candidates are developed by applying proprietary technologies to existing drugs in order to improve their therapeutic profiles. More information about Biodel is available at www.biodel.com.

Safe-Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about future activities related to the clinical development plans for the company's drug candidates, including the potential timing, design and outcomes of clinical trials; and the company's ability to develop and commercialize product candidates. Forward-looking statements represent our management's judgment regarding future events. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The company's forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, the success of our product candidates, particularly our proprietary formulations of injectable insulin that are designed to be absorbed more rapidly than the "rapid-acting" mealtime

Exhibit 99.1

insulin analogs presently used to treat patients with type 1 and type 2 diabetes and our glucagon presentation that is intended to treat patients experiencing severe hypoglycemia; our ability to conduct pivotal clinical trials, other tests or analyses required by the U.S. Food and Drug Administration, or FDA, to secure approval to commercialize a proprietary formulation of injectable insulin or a stable glucagon presentation; the success of our formulation development work with insulin analog-based formulations of a proprietary injectable insulin and a stable glucagon presentation; our ability to secure approval from the FDA for our product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; the progress, timing or success of our research, development and clinical programs, including any resulting data analyses; our ability to develop and commercialize a proprietary formulation of injectable insulin that may be associated with less injection site discomfort than Linjeta™ (formerly referred to as VIAject®), which is the subject of a complete response letter we received from the FDA; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of any such collaborations into which we enter, or our ability to commercialize our product candidates ourselves; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the degree of clinical utility of our product candidates; the ability of our major suppliers to produce our products in our final dosage form; our commercialization, marketing and manufacturing capabilities and strategies; our ability to accurately estimate anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our most recent report on Form 10-Q for the quarter ended June 30, 2013. The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.

BIOD-G

CONTACT: Seth D. Lewis, +1-646-378-2952

SOURCE Biodel Inc.

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